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                                                                    Exhibit 11.1

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                                NETEASE.COM, INC.

                                      CODE

                                       OF

                                BUSINESS CONDUCT

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                                TABLE OF CONTENTS

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NETEASE'S CODE OF BUSINESS CONDUCT ......................................     1

POLICY STATEMENT ........................................................     1

APPROVALS AND WAIVERS ...................................................     2

CONFLICTS OF INTEREST ...................................................     2

CORPORATE OPPORTUNITIES & RESOURCES .....................................     2

BUSINESS RELATIONSHIPS ..................................................     3

FAIR COMPETITION ........................................................     3

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS ...............     3
   Loans ................................................................     3
   Bribes and Kickbacks .................................................     3

OBSERVATION OF APPLICABLE LAWS ..........................................     4
   Facilitating Payments to Low-Level Non-U.S. Governmental Employees
      and Officials for Non-Discretionary Action ........................     4

POLITICAL CONTRIBUTIONS AND LOBBYING ....................................     4

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS ...............................     5

GOVERNMENT INVESTIGATIONS ...............................................     5

REGULATORY COMPLIANCE ...................................................     6

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES ......................     6

COMPLIANCE AND REPORTING ................................................     6
   Compliance ...........................................................     6
   Reporting Procedures and Other Inquiries .............................     6

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                       NETEASE'S CODE OF BUSINESS CONDUCT

POLICY STATEMENT

     It is the policy of NetEase.com, Inc. (the "Company" or "NetEase") to conduct its affairs in accordance with all applicable laws, rules and regulations of the countries in which it does business. This Code of Business Conduct ("Code") applies to the Company's employees, officers and non-employee directors, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions ("Designated Executives"). This Code is the Company's "code of ethics" as defined in Item 16B of Form 20-F. This Code is designed to promote:

     . honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     . full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the Company;

     .    compliance with applicable governmental laws, rules and regulations;

     . the prompt internal reporting to the appropriate person of violations of this Code; and

     .    accountability for adherence to this Code.

     NetEase has established standards for behavior that affects the Company, and employees, officers and directors should pattern their daily performance in compliance with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, executive officers or other appropriate personnel when in doubt about the best course of action in a particular situation. Non-employee directors are encouraged to talk to the Company's Chief Executive Officer or Chief Financial Officer in such situations.

     Additionally, employees should report to appropriate personnel violations of laws, rules, regulations or the Code, as well as complaints, concerns, and information regarding Accounting Matters (which should include accounting practices, internal accounting controls, or other auditing matters), corporate fraud, or violations of laws committed by the Company or its agents. Employees reporting such violations in good faith will not be subject to retaliation. Employees should refer to the guidelines under "Compliance and Reporting" below.

     This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide you. Corporate policies and procedures provide details pertinent to many of the provisions of the Code. You are expected to be aware of, and to act in accordance with, both the Code and the Company's other policies and

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procedures at all times. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS

     Certain provisions of this Code require employees to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing to the Chief Executive Officer or Chief Financial Officer. Approvals relating to executive officers and directors must be obtained from the Company's Audit Committee. All other approvals may be granted by the Chief Executive Officer or Chief Financial Officer. Employees may contact the Chief Executive Officer or Chief Financial Officer for additional information on obtaining approvals.

     Other provisions of this Code require employees to act, or refrain from acting, in a particular matter and do not permit exceptions based on obtaining an approval. Waiver of those provisions may only be granted by the Audit Committee, and changes in this Code may only be made by the Board of Directors and must be promptly disclosed to shareholders. Waivers relating to executive officers and directors must be promptly disclosed to shareholders.

CONFLICTS OF INTEREST

     A conflict of interest arises any time an employee's personal interests or activities influence his or her ability to act in the best interests of the Company. All employees must discharge their responsibilities solely on the basis of what is in the best interest of the Company and independent of personal consideration or relationships. Employees must disclose any potential conflicts of interest to the Chief Executive Officer or Chief Financial Officer or such officers' designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee's spouse, siblings, parents, in-laws, children, life partner and members of the employee's household. An employee should not make or influence any decision that could directly or indirectly benefit his or her close relative and, in order to protect the employee and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the Chief Executive Officer or Chief Financial Officer or such officers' designee.

CORPORATE OPPORTUNITIES & RESOURCES

     You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, no employee may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly except as permitted by Company policies.

     All employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

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     Company resources may be used for minor personal uses so long as such use is reasonable, does not interfere with the employee's duties, is not done for pecuniary gain, does not conflict with or harm the Company's business and does not violate any Company policy.

BUSINESS RELATIONSHIPS

     NetEase seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

FAIR COMPETITION

     Fair competition laws, including the U.S. and PRC antitrust rules, limit what NetEase can do with another company and what NetEase can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

     Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain advantage with customers or suppliers.

     Loans

     Employees may not accept loans from any person or entities having or seeking business with the Company. Designated Executives and directors may not receive loans from the Company, nor may the Company arrange for any loan.

     Bribes and Kickbacks

     The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments discussed in "Observation of Applicable Laws" are permitted.

     . No NetEase employee or agent is permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient's business judgment or conduct other than facilitating payments;

     . Employees may not solicit or accept a kickback or bribe, in any form, for any reason.

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OBSERVATION OF APPLICABLE LAWS

     NetEase is committed to the highest business conduct standards wherever it operates. NetEase observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to NetEase employees doing business in the worldwide marketplace, the following guidelines always apply:

     . Observe all laws and regulations, both PRC and non-PRC, that are applicable.

     . Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice, except for facilitating payments. NetEase employees may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

     .    Do not cooperate with illegal boycotts.

     . Observe all licensing requirements and the requirements of applicable import and export control laws.

     No new NetEase services or products should be offered in any new country without prior approval, and then only in accordance with the applicable local country's regulations and requirements.

     Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

     As noted above, NetEase is committed to complying with the laws of the countries where it operates. In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to anti-bribery laws, including the U.S. Foreign Corrupt Practices Act ("FCPA"). The requirements pertaining to such payments are complex. NetEase employees must obtain prior approval of the Chief Executive Officer or Chief Financial Officer before making any such payment.

     These "facilitating payments" to governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual's employer, which are strictly prohibited.

POLITICAL CONTRIBUTIONS AND LOBBYING

     No political contributions are to be made using NetEase funds or assets, or the funds or assets of any NetEase subsidiary, to any political party, political campaign, political candidate or public official in any country, unless the contribution is lawful and expressly authorized in

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writing. In addition, no NetEase employee may make a political contribution on behalf of NetEase or its subsidiaries, or with the appearance that such contribution is being made on behalf of NetEase or its subsidiaries, unless expressly authorized in writing. A "contribution" is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

     You are responsible for the accuracy of your respective records, time sheets and reports. Accurate information is essential to NetEase's ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of NetEase must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with the Company's policies is strictly prohibited.

     You must not create false or misleading documents or accounting, financial or electronic records for any purpose, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with NetEase policies. You must not obtain or create "false" invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to NetEase. Employees are also responsible for accurately reporting time worked.

     No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason. No disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees shall comply with generally accepted accounting principles and the Company's internal controls at all times.

GOVERNMENT INVESTIGATIONS

     It is the policy of the Company to cooperate with all government investigations. You must promptly notify counsel of any government investigation or inquiries from government agencies concerning NetEase. You may not destroy any record, books of account, or other documents relating to NetEase except in accordance with the Company's document retention policy. If you are aware of a government investigation or inquiry you may not destroy any record, books of account, or other documents relating to NetEase unless advised by the Chief Executive Officer or Chief Financial Officer that you may continue to follow the Company's normal document retention policy.

     You must not obstruct the collection of information, data or records relating to NetEase. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or making misleading statements in any investigation relating to NetEase. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

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     Employees have the right to consult their own legal counsel at their own expense.

REGULATORY COMPLIANCE

     The Company operates in a highly regulated environment. The agencies that regulate its business include the State Council, Ministry of Information Industry, Ministry of Health, State Drug Administration, State News and Publication Bureau, State Administration of Industry and Commerce and the Ministry of Culture, plus many other national, provincial and local agencies. The Company and its employees must comply with the regulatory requirements of these agencies. Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information. Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to the Chief Executive Officer or Chief Financial Officer.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

     Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. To assist in complying with this policy, the Company has adopted an Insider Trading Policy which you should read carefully.

COMPLIANCE AND REPORTING

     Compliance

     Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

     Reporting Procedures and Other Inquiries

     Inquiries Regarding this Code and Reports of Actual or Possible Violations of this Code. Questions regarding the policies in this Code may be directed to the Chief Executive Officer or Chief Financial Officer. Managers and supervisors are expected to take a leadership role in promoting ethical business conduct. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is obligated to promptly report the matter to his or her immediate supervisor or to the Chief Executive Officer or Chief Financial Officer. Anonymous reports can be sent to the following email address:

     By Email:   To the applicable supervisor or to the Chief Executive
                 Officer or Chief Financial Officer; anonymity is preserved when an employee uses a personal email account and his or her identity is not immediately apparent from his or her email address; or

     By Mail: To the applicable supervisor or to the Chief Executive Officer or Chief Financial Officer at NetEase's principal executive offices in Beijing.

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     Confidential Complaints of Accounting Matters, Corporate Fraud or Violation
of laws. Employees should also report complaints, concerns, and information regarding Accounting Matters (which should include accounting practices, internal accounting controls, or other auditing matters), corporate fraud, or violations of laws committed by the Company or its agents directly to the Audit Committee of the Board of Directors. All such submissions regarding Accounting Matters, corporate fraud, or violations of laws may be made on an anonymous basis and shall be treated as confidential by the Audit Committee. Employees may forward complaints to the Audit Committee anonymously in one of the following manners:

     By Email:   To Joseph Tong at joseph@tlm-apparel.com; anonymity is
                 preserved when an employee uses a personal email account and his or her identity is not immediately apparent from his or her email address; or

     By Mail:    c/o Mr. Joseph Tong
                 Audit Committee of NetEase.com, Inc.
                 12/F, Harvest Court
                 216 Argyle Street
                 Kowloon, Hong Kong

     When submitting a complaint, employees are asked to provide the Audit Committee with as much detailed information as possible. Providing detailed, rather than general, information will greatly assist the Audit Committee in effectively investigating complaints. This is particularly important where an employee submits a complaint on an anonymous basis, as the Audit Committee will be unable to contact the reporting employee with requests for additional information or clarification.

     The Company is providing these anonymous reporting procedures so that the Company's employees may disclose genuine concerns without feeling threatened. As detailed below, the Company prohibits retaliation or retribution against any person who in good faith submits a report under this policy. Employees who choose to identify themselves when submitting a report may be contacted by a member or representative of the Audit Committee in order to gain additional information. The Audit Committee will keep confidential to the extent permissible under applicable law all communications with a reporting employee relating to the employee's complaint.

     In addition to providing procedures for employees to submit anonymous complaints regarding the Company's Accounting Matters, corporate fraud, or violations of law, it is the Company's policy to adhere to all applicable laws protecting its employees against unlawful discrimination or retaliation as a result of their lawfully reporting complaints or participating in investigations regarding the Company's Accounting Matters, corporate fraud, or other violations of laws committed by the Company or its agents. In particular, the Company prohibits any form of unlawful discrimination or retaliation or taking any adverse action against employees for engaging in the following conduct:

          . Providing information or otherwise assisting a regulatory or law enforcement agency or any supervisor in an investigation regarding any conduct that the employee reasonably believes violates laws relating to securities fraud, any rule or

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               regulation of the U.S. Securities and Exchange Commission, or any
               law relating to fraud against shareholders.

          . Filing, testifying, participating in, or otherwise assisting in any proceeding relating to an alleged violation of laws relating to securities fraud, any rule or regulation of the U.S. Securities and Exchange Commission, or any law relating to fraud against shareholders.

     Employees who believe that they have been subjected to any conduct that violates this policy may file a complaint using the procedures outlined above. Any employee who unlawfully discriminates or retaliates against any employee as a result of his or her protected actions as described in this policy may be subject to corrective action, up to and including immediate termination.

     All conversations, calls and reports made in good faith will be taken seriously. When reporting a violation, employees will be asked to provide the time, location, names of the people involved, and other details so that the Company can investigate. As stated above, NetEase prohibits retaliation or retribution against any person who in good faith reports an ethical concern. However, anyone who uses the Code or any compliance program to spread falsehoods, threaten others, or damage another person's reputation will be subject to disciplinary action up to and including termination.

     This document is not an employment contract between NetEase and its employees, nor does it modify their employment relationship with the Company.

     This Code is intended to clarify each employee's existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company's discretion. Each employee is responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company's work.

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                                 ACKNOWLEDGEMENT

     I acknowledge that I have received and read a copy of NetEase's Code of Business Conduct (the "Code"). I understand that I am responsible for knowing and complying with the policies set forth in the Code during my employment with the Company.

     I also acknowledge my responsibility to report any violation of this Code or any of NetEase's other policies and practices to my supervisor or to a member of the Audit Committee of the Directors. I understand that violations of this Code or of any other NetEase policy or practice may be reported anonymously by mail to the applicable supervisor or to the Chief Executive Officer or Chief Financial Officer at NetEase's principal executive offices in Beijing or by email transmitted through my personal email account. I understand that sender can remain anonymous only if his or her identity is not immediately apparent from the sender's email address.

     I also acknowledge my responsibility to report complaints, concerns, and information regarding Accounting Matters (which should include accounting practices, internal accounting controls, or other auditing matters), corporate fraud, or violations of laws committed by the Company or its agents. I understand that such complaints, concerns and information may be submitted directly to the Audit Committee of the Board of Directors on an anonymous basis by mail to 216 Argyle Street, 12/F., Harvest Court, Kowloon, Hong Kong (c/o Mr. Joseph Tong) or by email transmitted through my personal email account to joseph@tlm-apparel.com. I understand that the sender can remain anonymous only if his or her identity is not immediately apparent from the sender's email address.

     I further understand that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Company has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

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     Finally, I understand and agree that the terms of this Acknowledgement, and my at-will relationship with the Company, may not be modified or superseded except by a written agreement signed by an executive officer or director of NetEase; that no other employee or representative of the Company has the authority to enter into any such agreement; and that any agreement inconsistent with this Acknowledgement or agreeing to employ me for a specified term will be unenforceable unless in writing and signed by an executive officer or director of NetEase.

Employee Name:
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                       (please print)


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             Signature                                  Date

Title:                                                 Dept.:
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Please return this completed form to                            within one week
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from the date of your review of these documents. Thank you!

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